BUSINESS LOAN AGREEMENT	Exhibit 10.3

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$5,000,000.00	08-28-2012	07-31-2013	7657418442-34		12080305548	K0096
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***" has been omitted due to text length limitations.

Borrower:	Rocky Mountain Chocolate Factory, Inc.	Lender:	Wells Fargo Bank, National Association
	265 Turner Drive		Durango Main
	Durango, CO 81303		200 West College Drive
Durango, CO 81301

THIS BUSINESS LOAN AGREEMENT dated August 28, 2012, is made and executed between Rocky Mountain Chocolate Factory, Inc. ("Borrower") and Wells Fargo Bank, National Association ("Lender") on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower's representations, warranties, and agreements as set forth in this Agreement; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender's sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM. This Agreement shall be effective as of August 28, 2012, and shall continue in full force and effect until such time as all of Borrower's Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys' fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lender's obligation to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender's satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

Loan Documents. Borrower shall provide to Lender the following documents for the Loan: (1) the Note; (2) Security Agreements granting to Lender security interests in the Collateral; (3) financing statements and all other documents perfecting Lender's Security Interests; (4) evidence of insurance as required below; (5) together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender's counsel.

Borrower's Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.

Payment of Fees and Expenses. Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

Representations and Warranties. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Colorado. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Borrower maintains an office at 265 Turner Drive, Durango, CO 81303. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower's state of organization or any change in Borrower's name.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

Authorization. Borrower's execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower's articles of incorporation or organization, or bylaws, or (b) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower's properties.

Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower's financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower's properties free and clear of all liens and security interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower's properties are titled in Borrower's legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower's financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

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Financial Records. Maintain its books and records in accordance with accounting principles acceptable to Lender, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times.

Financial Statements. Furnish Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

Loan Proceeds. Use all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower's books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower's properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole opinion, Lender's interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender's interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower's other properties and to examine or audit Borrower's books, accounts, and records and to make copies and memoranda of Borrower's books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

LENDER'S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender's option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note's maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower's stock (other than dividends payable in its stock), provided, however that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a "Subchapter S Corporation" (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower's stock, or purchase or retire any of Borrower's outstanding shares or alter or amend Borrower's capital structure.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower's obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan advances or to disburse Loan proceeds if: (A) Borrower or any guarantor is in default under the terms of this Agreement or any other agreement that Borrower or any guarantor has with Lender; (B) Borrower or any guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any guarantor, or in the value of any collateral securing any Loan; or (D) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guaranty of the Loan or any other loan with Lender; or (E) Lender in good faith deems itself insecure, even though no Event of Default shall have occurred.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Loan.

Other Default. Borrower fails to comply with any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents.

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Default in Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay the Loans or perform Borrower's obligations under this Agreement or any related document.

False Statements. Any representation or statement made by Borrower to Lender is false in any material respect.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrowers property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Insecurity. Lender in good faith believes itself insecure.

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender's option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lenders rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

FACSIMILE AND COUNTERPART. This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document. An electronic transmission or other facsimile of this document or any related document shall be deemed an original and shall be admissible as evidence of the document and the signer's execution.

SECURITY INTEREST AND RIGHT OF SETOFF. In addition to all liens upon and rights of setoff arising by law, Borrower pledges and grants to Lender as security for Borrower's indebtedness and obligations under the Note (excluding any consumer obligations subject to the Federal Truth In Lending Act) a security interest and lien upon all monies, securities, securities accounts, brokerage accounts, deposit accounts and other property of Borrower now or hereafter in the possession of or on deposit with Lender or any Wells Fargo affiliate, whether held in a general or special account or for safekeeping or otherwise, excluding however all IRA and Keogh accounts. No security interest, lien or right of setoff will be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right, or by any delay in so doing, and every right of setoff, lien and security interest will continue in full force and effect until specifically waived or released by Lender in writing.

INSURANCE. Borrower shall assure that insurance is maintained pursuant to any insurance requirements set forth in the Agreement to Provide Insurance and any Related Documents or other related agreements, if applicable.

ADDITIONAL EVENTS OF DEFAULT. In addition to the Events of Default described herein, the following shall be an Event of Default if applicable: (i) Borrower, any Guarantor or any grantor of collateral fails to comply with any terms or conditions of any agreement with Lender or any Wells Fargo Affiliate; (ii) Borrower or any Guarantor revokes or disputes the validity of any of its liabilities or obligations under any Note, related agreement, or any other agreement with Lender or any Wells Fargo Affiliate; (iii) ~~any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest in borrower or any partner of Borrower or any Guarantor,~~ (iv) the withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Guarantor with an aggregate ownership interest in Borrower or such Guarantor of twenty-five percent (25%) or more; or (v) Borrower or any Guarantor or any chairman, CEO, CFO, president, manager or general partner of Borrower or any Guarantor, nor any officer, member, or shareholder with an ownership interest of 25% or more of Borrower or any Guarantor, is adjudicated a felon under any criminal law. For purposes of this provision Wells Fargo Affiliate shall mean Wells Fargo & Company and any present or future subsidiary of Wells Fargo & Company.

ARBITRATION AGREEMENT. Arbitration - Binding Arbitration, Lender and each party to this agreement hereby agree, upon demand by any party, to submit any Dispute to binding arbitration in accordance with the terms of this Arbitration Program. Arbitration may be demanded before the institution of a judicial proceeding, or during a judicial proceeding, but not more than 60 days after service of a complaint, third party complaint, cross-claim, or any answer thereto, or any amendment to any of such pleadings. A "Dispute" shall include any dispute, claim or controversy of any kind, whether in contract or in tort, legal or equitable, now existing or hereafter arising, relating in any way to any aspect of this agreement, or any related note, instrument or agreement incorporating this Arbitration Program (the "Documents"), or any renewal, extension, modification or refinancing of any indebtedness or obligation relating thereto, including without limitation, their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination. This provision is a material inducement for the parties entering into the transactions relating to this Agreement. DISPUTES SUBMITTED TO ARBITRATION ARE NOT RESOLVED IN COURT BY A JUDGE OR JURY. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARBITRATED PURSUANT TO THIS ARBITRATION PROGRAM.

A.     Governing Rules, Any arbitration proceeding will (i) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (ii) be conducted by the American Arbitration Association ("AAA"), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs, in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes are referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Arbitration proceedings hereunder shall be conducted at a location mutually agreeable to the parties, or if they cannot agree, then at a location selected by the AAA in the state of the applicable substantive law primarily governing the Note. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute. The arbitrator shall award all costs and expenses of the arbitration proceeding. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91, as amended or replaced from time to time, or any similar applicable state law.

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B.         No Waiver of Provisional Remedies. Self-Help and Foreclosure, The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

C.     Arbitrator Qualifications and Powers Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any Dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Every arbitrator must be a neutral practicing attorney or a retired member of the state or federal judiciary, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the Dispute. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrators discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all Disputes in accordance with the applicable substantive law and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the applicable state rules of civil procedure, or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

D.     Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the Dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

E.     Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against non-parties in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity. As used herein, "non-parties" shall mean all persons and entities except Lender and the party(ies) executing this agreement or any related Document.

F.     Real Property Collateral: Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property and the Dispute is governed by the laws of Califomia, Connecticut, Idaho, Kansas, Montana, Nevada, South Dakota, Virginia or Utah, unless any conditions for arbitration that may be set forth in the mortgage or deed of trust are satisfied; if any such Disputes are not referred to arbitration, then any provision in such mortgage or deed of trust providing for referral of Disputes to a referee or master under the laws of Califomia, Connecticut, Idaho, Kansas, Montana, Nevada, South Dakota, Virginia or Utah shall be applicable to such Disputes.

G.     State Specific Provisions,
If Delaware. Pennsylvania or Virginia law governs the Dispute, the following provision is applicable if there is a Confession of Judgment in the Note, any Guaranty, or Related Documents:
Confession of Judgment. Notwithstanding anything herein to the contrary, the arbitration requirement does not limit or preclude the right of Lender to confess judgment pursuant to a warrant of attorney provision set forth in the Note, any Guaranty, or Related Documents. No party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (i) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in the Note, any Guaranty, or Related Documents, or (ii) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment. Any claims, disputes or controversies challenging the confession of judgment shall be commenced and prosecuted in accordance with the procedures set forth, and in the forum specified by the applicable state rules of civil procedure or other applicable law.

If Maryland law governs the Dispute, the following provision is applicable if there is a Confession of Judgment in the Note, any Guaranty, or Related Documents:
Confession of Judgment. Notwithstanding anything herein to the contrary, the arbitration requirement does not limit or preclude the right of Lender to confess judgment, and no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to open a judgment obtained by confession. Nothing herein, including the arbitration requirement, shall limit the right of any party to foreclose judicially or non-judicially against any real or personal property collateral, or exercise judicial or non-judicial power of sale rights. No provision regarding submission to a jurisdiction and/or venue in any court or the waiver of any right to trial by jury is intended or shall be construed to be in derogation of the provisions for arbitration of any dispute. Any claim or counterclaim or defense raised in connection with Lender's exercise of any rights set forth in the Note, any Guaranty, or Related Documents shall be subject to the arbitration requirement.

If South Carolina law governs the Dispute, the following provision is included:
WAIVER OF JURY TRIAL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO ARBITRATE ANY DISPUTE AS SET FORTH IN THIS MORTGAGE, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, MORTGAGOR AND MORTGAGEE WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MORTGAGOR AND MORTGAGEE, AND MORTGAGOR AND MORTGAGEE HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. MORTGAGOR AND MORTGAGEE ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. MORTGAGOR FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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H.     Miscellaneous, To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the Dispute shall control. This arbitration provision shall survive the repayment of the Note and the termination, amendment or expiration of any of the Documents or any relationship between the parties.

LOAN AGREEMENT PROVISION (MASTER LOAN AGREEMENT). The following covenants apply to the loan evidenced by the Note and to all other loans or other credit accommodations from Lender to Borrower now existing or subsequently arising under any future confirmation letter, agreement or promissory note, excluding any loans or financial accommodations which are not serviced by the Wells Fargo Business Banking Group, or its successors ("Excluded Loans"). These covenants supersede and replace any prior financial reporting and condition covenants and shall survive the payoff of the Note, but shall not affect any Excluded Loans or covenants which by their nature relate only to a specific credit transaction. Further, with respect to any prior agreements between Lender and Borrower which were not executed in connection with any Excluded Loans, if any term or provision of any such prior agreement conflicts with any term or provision of this Agreement, then to the extent of such conflict, the terms and provisions of this Agreement will control.

FINANCIAL CONDITION / GAAP COVENANT . Borrower shall maintain its financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

Definitions:

"Cash Flow" means the sum of net income after taxes, plus depreciation expense, amortization expense and interest expense, less the sum of dividends and distributions.

"Current Liabilities" means the aggregate amount of Borrower's items properly shown as current liabilities on its balance sheet less any portion of such current liabilities that constitute Subordinated Debt.

"EBITDA" means net income before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

"Net Worth" means total owner's equity.

"Subordinated Debt" means debt that is expressly subordinated to Lender in a writing acceptable to Lender. “Tangible Net Worth" means Net Worth less any intangible assets.

"Total Liabilities" means the aggregate amount of Borrower's items properly shown as liabilities on its balance sheet.

Current Ratio as of the end of each month not less than 1.500 to 1.0, with "Current Ratio" defined as current assets divided by Current Liabilities.

Working Capital as of the end of each month not less than $3,750,000.00, with "Working Capital" defined as current assets minus Current Liabilities.

Tangible Net Worth as of the end of each month not less than $9,000,000.00.

Total Liabilities divided by Tangible Net Worth as of the end of each quarter not greater than 1.60 to 1.0.

Debt Coverage Ratio on a rolling four-quarter basis not less than 1.250 to 1.0, with "Debt Coverage Ratio" defined as the ratio of Cash Flow to the sum of the prior period current maturities of long term debt plus interest expense.

INTERIM FINANCIAL STATEMENTS (BORROWER) . Borrower shall provide to Lender interim financial statements not later than 50 days after and as of the end of each month, prepared by Borrower, to include (but not limited to), a balance sheet as of the end of each such period, and an income statement and a statement of changes to owner's equity, from the beginning of the then fiscal year to the end of such period. If Borrower has subsidiaries, all financial statements shall be provided on a consolidated and consolidating basis. Such financial statements shall be in form and detail satisfactory to Lender, and signed and dated by Borrower, and by any other party preparing such financial statements or otherwise authenticated to Lenders satisfaction.

NEGATIVE COVENANTS . Borrower further covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or un-liquidated) of Borrower to Lender under any of the loan documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Lenders prior written consent:

CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $5,000,000.00.

DIVIDENDS, DISTRIBUTIONS (CORPORATION). ~~Declare or pay any dividends or distributions, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now, or hereafter outstanding~~ except that Borrower may do the following: (1) Borrower may declare and pay dividends and distributions to its shareholders in a total amount not to exceed $4,000,000.00 in the aggregate in any fiscal year, either in cash, stock or any other property, and in addition, (2) if Borrower is an S corporation, Borrower may declare and pay cash dividends or distributions to its shareholders in any fiscal year in a total amount not to exceed the minimum amount required for each such shareholder to cover the federal and state income tax liability of such shareholder for the immediately preceding fiscal year arising as a direct result of Borrower's reported income for said fiscal year, and shall provide to Lender, upon request, any documentation required by Lender to substantiate the appropriateness of amounts paid or to be paid.

OTHER-ADDITIONAL PROVISIONS. Quarterly 10Q Report, within 90 days of quarter end.

Fiscal Business Plan, within 150 days of fiscal year end.

Annual 10K Report, within 120 days of year end.

Loan No: 7657418442-34	BUSINESS LOAN AGREEMENT	Page 6
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No outside management fee.

No change in corporate hedquarters, management or management ownership without 30 day notice.

Notification to bank of franchisee uncured defaults, litigation against company or intent to acquire additional factory facilities and or other business operations.

Borrower to give bank opportunity to consider all new borrowed funds requests.

LINE REST REQUIREMENT . Borrower shall maintain a zero balance on the line of credit governed by this Agreement for a minimum of 30 consecutive days during the first twelve months of the line of credit, and during each successive twelve-month period.

ACCOUNTS RECEIVABLE [AND INVENTORY] ADVANCE RATES . Limitation on Advances. Amounts outstanding under any line of credit governed by this Agreement, to a maximum of the principal remaining available, shall not exceed an amount (the "Borrowing Base") equal to 75% of Borrowers Eligible Accounts Receivable as determined by Lender ("Borrowing Base"). The Borrowing Base shall be determined by Lender upon receipt and review of all collateral reports and borrowing base certificates required hereunder and such other documents, collateral information and inspections as Lender may from time to time require. In the event for any reason Lender permits the amount of any line of credit to exceed the applicable percentage of the Borrowing Base, it shall not constitute a modification or waiver of the terms of this Agreement or Lenders rights and remedies. If at any time the amount outstanding exceeds the applicable percentage of the Borrowing Base, Lender in its sole discretion may require Borrower to immediately make a principal reduction to the balance of the line of credit sufficient to restore compliance with the Borrowing Base limitation stated herein.

As used herein, "Eligible Accounts Receivable" shall consist solely of trade accounts created in the ordinary course of Borrowers business, upon which Borrowers right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Lender has a perfected security interest of first priority, and shall not include:

a.      any account which has not been fully paid within 90 days of its invoice date, or within three times the length of Borrower's normal selling terms, whichever is less, except with respect to any account for which Borrower has provided extended payment terms acceptable to the Lender, not to exceed 120 days from invoice date, any such account which is more than 30 days past due;

b.      that portion of any account which constitutes a pre-billing or a "bill and hold", or a credit memo balance, service charge or finance charge, or for which there exists any right of setoff, defense, discount allowance (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

c.      any account which represents an obligation of any state or municipal government or of the United States government, any political subdivision thereof, or a Native American Sovereign Nation or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or re-codified from time to time, have been complied with to Bank's satisfaction);

d.      any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Lender's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Lender;

e.      any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

f.      that portion of any account, which represents interim or progress billings on the part of the account debtor, and any accounts subject to rights under third-party payment or performance bonds;

g.      that portion of any account, which represents retention rights on the part of the account debtor, and any account subject to rights under third-party payment or performance bonds;

h.      any account which represents an obligation of any account debtor when ten percent (10%) or more of Borrower's accounts from such account debtor have not been fully paid within 90 days of invoice date or within three times the length of Borrower's normal selling terms, whichever is less, excluding accounts with extended payment terms acceptable to Lender which are not more than 30 days past due;

j.    any account deemed ineligible by Lender when Lender, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

Inventory Component of the Borrowing Base. In addition to the foregoing Accounts Receivable component of the Borrowing Base, the Borrowing Base shall include 50% of the value of Borrower's Eligible Inventory as determined by Lender

"Eligible Inventory" shall mean goods that in Lender's determination have broad, well-defined markets and for which grading and valuation are standardized, excluding:

a.      goods with limited liquidation value, including but not limited to, work in process, and goods that are obsolete, unsaleable, damaged, slow moving, custom, private labeled, proprietary or perishable, packaging materials, supplies, samples, demos, prototypes or cost capitalized to inventory for tax purposes;

b.      goods over which Borrower has limited control, including but not limited to, goods consigned to others, goods not on Borrower's premises and goods in transit; and goods at public warehouses for which proper protective documentation has not been executed; or

c.      goods for which Lender does not hold a first priority perfected security interest, goods subject to legal restrictions, including but not limited to, goods consigned to Borrower by others, goods located in foreign nations, U.S. territories or possessions, bill and hold inventory, goods subject to a vendor's purchase money security interest or other lien, goods in which there are questions of title or for which an assignment of license has not been perfected, and in the case of agricultural commodities, goods associated with unsubordinated grower payables.

Eligible Inventory shall be valued at the lower of cost or market value, as determined by Lender upon receipt and review of collateral reports and documents as Lender may require. ].

ACCOUNTS RECEIVABLE AND OTHER REPORTS . Borrower shall provide the following reports to Lender, all in a form satisfactory to Lender:

 a. not later than 50 days following, and as of the end of each month, a Borrowing Base certificate.

Loan No: 7657418442-34	BUSINESS LOAN AGREEMENT	Page 7
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DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Advance. The word "Advance" means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower's behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement.

Agreement. The word "Agreement" means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

Borrower. The word "Borrower" means Rocky Mountain Chocolate Factory, Inc. and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word "Collateral" means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Event of Default. The words "Event of Default" mean any of the events of default set forth in this Agreement in the default section of this Agreement.

GAAP. The word "GAAP" means generally accepted accounting principles.

Grantor. The word "Grantor" means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word "Guarantor" means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word "Guaranty" means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Indebtedness. The word "Indebtedness" means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

Lender. The word "Lender" means Wells Fargo Bank, National Association, its successors and assigns.

Loan. The word "Loan" means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note. The word "Note" means the Note dated August 28, 2012 and executed by Rocky Mountain Chocolate Factory, Inc. in the principal amount of $5,000,000.00, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the note or credit agreement.

Related Documents. The words "Related Documents" mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Security Agreement. The words "Security Agreement" mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words "Security Interest" mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED AUGUST 28, 2012.

BORROWER:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Bryan Merryman
Bryan Merryman, CFO/COO of Rocky Mountain
Chocolate Factory, Inc.

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mike Field
Authorized Signer

ADDENDUM TO BUSINESS LOAN AGREEMENT

THIS ADDENDUM is attached to and made a part of that certain Business Loan Agreement (the
"Agreement") dated   8/28/12  , executed by Rocky Mountain Chocolate Factory, Inc. ("Borrower") in favor of Wells Fargo Bank, National Association ("Bank"), executed in connection with that certain Note in the principal amount of $  5,000,000.00 . This Addendum may be attached to and shall be considered a part of the Loan Agreement, and shall supplement the Loan Agreement. Capitalized terms not defined herein shall have the meanings defined for them in the Agreements.

The following provisions are hereby amended in the Agreement:

1.     Loan Proceeds on Page 2 of the Agreement is amended to now read:

"Loan Proceeds. Use all Loan proceeds solely for Borrower's business operations to include stock repurchase, unless specifically consented to the contrary by Lender in writing."

2.      The third sentence under RIGHT OF SETOFF on Page 2 of the Agreement is amended to now read:

"However, this does not include any IRA or Keogh accounts, 401(k)'s, or any trust accounts for which setoff would be prohibited by law."

3.     SECURITY INTEREST AND RIGHT OF SETOFF on Page 3 of the Agreement should also exclude 401(k)'s.

4.     CONTINUITY OF OPERATIONS on page 2 of the Agreement, the following is added: Borrower may declare and pay dividends and distributions to its shareholders in a total amount not to exceed $4,000,000.00 in the aggregate in any fiscal year, either in cash, stock or any other property.

IN WITNESS WHEREOF, this Addendum has been executed this 28th day of August, 2011, to be effective as of the same date as the Agreement.

Wells Fargo Bank, National Association

By: /s/ Mike Field
Mike Field
Sr. Business Relationship Manager

Rocky Mountain Chocolate Factory, Inc.

By: /s/ Bryan Merryman
Bryan Merryman
CFO/COO